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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
AUGUST 6, 1997

         SUNSTONE HOTEL INVESTORS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                            KAHLER REALTY CORPORATION

                             ACQUISITION HIGHLIGHTS:

    -   $322 MILLION ACQUISITION
    -   ESTABLISHES STRATEGIC ALLIANCE WITH WESTBROOK PARTNERS, L.L.C.
    -   DOUBLES SUNSTONE'S HOTEL ROOM TOTAL TO 9,021
    -   EXPECTED TO CLOSE IN FOURTH QUARTER 1997
    -   EXPECTED TO BE ACCRETIVE TO FFO PER SHARE IN 1998
    -   MARKET CAPITALIZATION TO INCREASE 10 TIMES OVER IPO SIZE IN 2 YEARS
    -   CONTINUES WESTERN UNITED STATES EMPHASIS

SAN CLEMENTE, CA., AUGUST 6, 1997 - Sunstone Hotel Investors, Inc. (NYSE:SSI), a real estate investment trust (REIT), today announced that the Company has signed a definitive $322 million agreement that will double Sunstone's hotel room total by acquiring Kahler Realty Corporation from affiliates of Westbrook Partners, L.L.C., a real estate investment firm. The transaction is expected to close during the fourth quarter of 1997. Sunstone President and Chief Executive Officer Robert A. Alter said he expects the acquistion to be accretive to FFO per share in 1998.

DOUBLES ROOMS, COMPLEMENTS STRATEGY

Alter believes that Kahler's business fundamentals are complementary to Sunstone's Western U.S. concentration which is experiencing strong economic growth, favorable supply and demand dynamics and high barriers to entry in certain Kahler hotel markets, further increasing the attractiveness of the acquisition. Kahler is a private C-Corporation that owns and operates 17 hotels, including 4,255 rooms primarily in two principal markets: the intermountain region of Utah, Idaho, Montana and Arizona (eleven hotels) and Rochester, Minnesota (four hotels). The largest number of rooms are concentrated in Rochester, Minnesota -- four hotels with 1,329 rooms and in the Salt



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Lake City, Utah area -- five hotels with 1,306 rooms. Nine of the 17 hotels are operated independently while the balance is operated under Sheraton, Hilton, Holiday Inn, Best Western and Quality Inn franchises. The acquisition of Kahler brings Sunstone's room total to 9,021.

Alter said, "We are excited about our alliance with Westbrook and the acquisition of Kahler and believe that Kahler's hotel portfolio will complement the existing potential for internal growth of our presently owned hotels. We believe Westbrook's strategic investment in Sunstone validates management's expertise and strategy and opens another valve to the acquisition pipeline. This transaction will enable us to nearly double our hotel room portfolio and maintain our focus in the Western part of the United States. While our portfolio now includes hotels outside our primary geographic area, we plan to continue our Western U.S. focus, particularly along the Pacific Coast, while selectively responding to favorable opportunities we find elsewhere."

Paul D. Kazilionis, Managing Principal of Westbrook Partners, said, "We are excited about the growth prospects of Sunstone. Sunstone's track record of renovating, repositioning and rebranding hotels to create value was a significant factor in our efforts to increase our returns on this group of hotel assets. With a 13.0% investment in the Company and Board representation, we expect to be very active in identifying and facilitating future acquisition opportunities." Westbrook was formed in April 1994 by former senior executives in the real estate department of Morgan Stanley Group, Inc. and currently controls more than $2.5 billion in real estate assets.

The transaction forming the strategic alliance between Sunstone and Westbrook is comprised of a combination of approximately $95 million cash, $25 million in newly issued preferred stock, $32 million of newly issued common stock, and approximately $170 million of debt which will be retired, assumed or refinanced with more favorable interest rates. The purchase price, excluding amounts to be paid for golf courses and other operating assets, reflects an average price of approximately $69,000 per room, which Sunstone estimates to be approximately 72% of replacement cost. Sunstone intends to finance the transaction by issuing additional equity capital and with borrowings on its unsecured loan facility, which Sunstone intends to increase from $100 million to $200 million in connection with the transaction.

Upon consummation of the transaction and related financing, Westbrook will own up to 13.0% in Sunstone, post merger. Westbrook will have one seat on Sunstone's board and will earn additional consideration of up to $16.5 million if the Kahler assets exceed certain performance thresholds during 1999. Both of the Boards of Directors of Sunstone and Westbrook have approved the transaction. Subject to certain regulatory approvals, the acquisition is expected to close in the fourth quarter of 1997.

HOTEL PROPERTIES

The Rochester hotels serve the Mayo Clinic, an internationally renowned private health care provider. Almost 400,000 patients a year come to its outpatient clinics and hospitals. More than 85% of the patients who come to the Mayo Clinic in Rochester are treated on an outpatient basis and typically require extended overnight stays. Mayo is currently planning to approximately double the size of its facility in Rochester.


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The four hotels in Rochester are interdependent with the Mayo Clinic. The
194-room Kahler Plaza, the 266-room Kahler Inn and Suites and the 699-room Kahler Hotel are adjacent to, and directly connected with, the Mayo Clinic medical facilities through several floor-to-floor entries and basement-level walkways. The Clinic has few patient beds, so the hotels have a significant number of guests who require extended outpatient medical evaluation and treatment. The major buildings in downtown Rochester are all connected by above-street enclosed walkways. This system includes the four Kahler hotels, the Mayo Clinic, the Civic Center, a Radisson Hotel and several multi-level retail malls. The ground floors and basement levels of the Kahler Plaza and Kahler Hotel have a number of retail shops and food courts that have historically generated significant revenues.

In the intermountain region, the state of Utah has recently been experiencing significant economic and demographic growth. Salt Lake City is a major hotel market which provides excellent price and value for conventions and also provides access to seven major ski areas. The 2002 Winter Olympics are expected to boost occupancy and average rates and further increase Salt Lake City's national and international visibility. New businesses continue to relocate to the area and stimulate the growth of the local economy. Gateway 2000, a leading global manufacturer of personal computer products, just announced construction of a new plant near the airport.

The Salt Lake Hilton Hotel has 18,000 square feet of meeting space, which is the largest amount of meeting space of any hotel in Salt Lake City. The property has good visibility and is easily accessible from Interstate I-15. The 351-room hotel offers a full package of services including two restaurants, a fitness center, swimming pool, hair salon, business center, ski rental shop, car rental and airline services, a jewelry store, health spa services and a gift shop. Due to its proximity to area attractions and restaurants, the hotel is able to compete for demand generated by Salt Lake City's Salt Palace Convention Center and the Delta Center. Management believes that if the hotel were to be renovated and brought to a quality level comparable to that of the Marriott, Doubletree and Wyndham in its competitive market, the average daily room rate could be increased by as much as $20 to $30. Management currently estimates renovation costs for the Hilton at approximately $10 million. Renovations are currently scheduled to commence in September 1997 and last through March 1998.

The 220-room University Park Hotel and Suites is adjacent to the University of Utah and is located within the University's commercial research park, seven minutes from downtown Salt Lake City. The strongest demand generators are the University and related medical and other corporate businesses. The hotel has 11 meeting rooms including two restaurants, a 4,700 square foot ballroom, indoor pool, fitness center, and a tiered seminar room with audio visual capability.

The Provo Park Hotel is a four diamond full-service hotel built as a 233-room hotel in 1985 and expanded by 100 suites in 1996. The 333-room hotel has two restaurants, room service, private club, gift shop, business center, two swimming pools (indoor and outdoor), 28,000 square feet of meeting space and full banquet and catering service. The hotel is located near Brigham Young University and Utah Valley State College, the headquarters of Novell and other high-tech companies, Geneva Steel and its support companies as well as NuSkin and other health and beauty product corporations. In addition, Micron has a $2.7 billion plant under construction located 20 minutes away and J.P.


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Realty is building the Provo Town Center Mall with over 1.0 million square feet which will include three anchor stores.

The Sheraton San Marcos Golf Resort and Conference Center is a 295-room, full-service hotel in Chandler, Arizona located close to several major demand generators such as Intel, Motorola and General Motors. Two hundred fifty new rooms were constructed as part of the restoration of the original resort. The resort has three restaurants, a lounge, 31,000 square feet of meeting space, swimming pools, an 18-hole PGA championship golf course, tennis courts, beauty salon and a gift shop.

                                 [TABLE FOLLOWS]

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The following tables provide financial information of the Kahler portfolio of hotel properties:

                          KAHLER HISTORICAL PERFORMANCE
                                  (IN MILLIONS)

                                  1994          1995          1996       CAGR
                                  ----          ----          ----       ----
ADR                          $    64.82     $   67.71     $   70.85      4.50%
Occupancy                          67.6%         68.2%         69.1%     1.10%
REVPAR                       $    43.82     $   46.18     $   48.96      5.70%
Revenues (In millions)       $   101.00     $  112.40     $  124.70     11.10%
EBITDA (In millions)         $    20.60     $   24.60     $   28.10     16.80%

                                                                    NO. OF      REVPAR
             HOTEL                              LOCATION            ROOMS       2Q 1997
             -----                              --------            -----       -------
Sheraton San Marcos Golf Resort &
  Conference Center                           Chandler, AZ            295        $86.36
Salt Lake Hilton Hotel                        Salt Lake City, UT      351         71.62
University Park Hotel & Suites                Salt Lake City, UT      220         66.81
Best Western Ogden Park Hotel                 Ogden, UT               288         41.13
Olympia Park Hotel & Conference Center        Park City, UT           203         64.04
Provo Park Hotel                              Provo, UT               333         42.53
Residence Inn by Marriott                     Provo, UT               114         41.19
Boise Park Suite Hotel                        Boise, ID               238         41.30
Quality Inn Pocatello Park Hotel              Pocatello, ID           152         33.73
Best Western Canyon Springs Park Hotel        Twin Falls, ID          112         38.78
Best Western Colonial Park Hotel              Helena, MT              149         45.54
Holiday Inn Downtown                          Rochester, MN           170         47.03
The Kahler Hotel                              Rochester, MN           699         42.52
Kahler Inn & Suites                           Rochester, MN           266         43.02
Kahler Plaza Hotel                            Rochester, MN           194         90.49
Green Oaks Park Hotel                         Fort Worth, TX          284         35.37
Lakeview Resort & Conference Center           Morgantown, WV          187         46.53


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STRATEGY OF MAXIMIZING FINANCIAL PERFORMANCE

Sunstone's continuing business strategy is to own mid-price and upscale hotels with revenue growth opportunities in strong markets. In the first six months of 1997, the Company reported REVPAR growth of 16.9% for stabilized hotels, a 163% increase in revenue and a 195% increase in FFO compared with the corresponding six months in 1996. For the latest twelve months ended June 30, 1997, Kahler had EBITDA of $31.0 million. Management believes that the acquisition of Kahler will be break-even to accretive based on trailing twelve-month earnings. This anticipated effect to earnings does not take into account any renovating, repositioning or rebranding the Company will undertake to maximize financial performance.

Upon completion of this transaction, Sunstone Hotel Investors, Inc., the only hotel REIT that currently focuses its acquisition strategy in the Western United States, will own, through Sunstone Hotel Investors, L.P., 48 hotels comprising 9,021 rooms.

Statements in this press release which are not strictly historical are "forward-looking" and are subject to the many risks and uncertainties which affect Sunstone's business, and could cause actual results to differ materially from those projected and forecasted. These uncertainties, which include competition within the lodging industry, the balance between supply and demand for hotel rooms, the Company's continued ability to execute acquisitions and renovations, the effect of economic conditions, and the availability of capital to finance planned growth, are described, but are not limited to those disclosed, in the Company's annual report on Form 10-K for the year ended December 31, 1996, and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, each as filed with the Securities and Exchange Commission.

For information on Sunstone Hotel Investors' Dividend Reinvestment Program, please call 1-888-261-6776. For investor information on Sunstone Hotel Investors via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SSI".